Exhibit 10.1

SECOND AMENDMENT TO THE
CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE MARCH 12, 2016)

THIS SECOND AMENDMENT (the “Amendment”), dated as of January 4, 2017, to the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (as amended and restated effective March 12, 2016), as amended by the First Amendment effective May 11, 2016 (the “Plan”), as approved by the Board of Directors (the “Board”) of Cloud Peak Energy Inc. (the “Company”), is hereby adopted by the Company.

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan;

WHEREAS, subject to certain limitations, Section 15.1 of the Plan gives the Board the authority to amend the Plan;

WHEREAS, the Board, based upon the recommendation of the Compensation Committee of the Board, which committee has previously been appointed by the Board pursuant to Section 3.1 to administer the Plan (the “Committee”), has determined that it is in the best interests of the Company and its subsidiaries to amend the Plan to limit the value of awards granted under the Plan to a single non-employee director during a calendar year to $500,000; and

WHEREAS, the Company desires to make the amendment to the Plan described above.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.              The text of Section 4.2 shall be renumbered as Section 4.2(a) and a new Section 4.2(b) shall be inserted.  The entirety of Section 4.2 shall read as follows:

“(a)         The number of Shares that may be the subject of Options and Stock Appreciation Rights granted to an Eligible Individual in any calendar year may not exceed 1,500,000. The number of Shares that may be the subject of Performance Share Units or Performance-Based Restricted Stock granted to an Eligible Individual in any calendar year may not exceed 2,000,000 (determined with respect to the number of Shares denominated in the relevant award agreements, without regard to the percentage of such Shares that may become payable based on the level of Performance Objective attained). The dollar amount of cash that may be the subject of Performance Units granted to an Eligible Individual in any calendar year may not exceed $6,000,000 (determined with respect to the dollar amount denominated in the relevant award agreements, without regard to the percentage of such dollar amount that may become payable based on the level of Performance Objective attained).

(b)         Notwithstanding the foregoing, the aggregate grant date value of all Awards and Options granted to an Eligible Individual who is a non-employee Director in any calendar year may not exceed $500,000 (determined by multiplying the Fair Market Value of a Share on the date of grant by the aggregate number of Shares subject to such Award or Option); provided, that, the limits set forth in this Section 4.2(b) shall be without regard to grants of Awards or Options, if any, made to a non-employee Director during any period in which such individual was an employee of the Company or of any of its Affiliates or was otherwise providing services to the Company or to any of its Affiliates other than in the capacity as a Director of the Company.”

* * *

Except as expressly amended herein, the Plan remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Second Amendment to the Plan, to be effective as of January 4, 2017.

CLOUD PEAK ENERGY INC.

By:	/s/ Bryan J. Pechersky
Name:	Bryan J. Pechersky
Title:	Executive Vice President, General Counsel and Corporate Secretary